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                                                               Exhibit 12.1

                EXHIBIT 12.1 - STATEMENT RE: COMPUTATION OF RATIO
      OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS
            AND COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                Period from
                                  9 Months Ended        Year Ended          Year Ended       June 23, 1994 to
                                September 30, 1997   December 31, 1996   December 31, 1995   December 31, 1994
                               -------------------- ------------------- ------------------- -------------------
Earnings before fixed charges:
Income before
  extraordinary item                        $41,300             $37,631             $22,309             $10,868
Add: Interest expense                        33,818              33,967              32,819              11,326
     Depreciation Expense on                    375                 502                 450                 200
       Cap'd Interest
     Amortization of deferred
       financing costs, net                   6,353               4,561               4,869               1,250
                               --------------------  ------------------  ------------------  ------------------
Earnings before fixed charges               $81,846             $76,661             $60,447             $23,644
                               ====================  ==================  ==================  ==================
Fixed charges:
Interest expense                             33,818              33,967              32,819              11,326
Amortization of Deferred
  Financing Charges                           3,434               4,561               4,869               1,250
Capitalized Interest                          8,143               7,708               3,475                 190
Preferred Dividends                           1,497                  --                  --                  --
                               --------------------  ------------------  ------------------  ------------------
Fixed charges                               $46,892             $48,236             $41,163             $12,766
                               ====================  ==================  ==================  ==================
Ratio of earnings to
  combined fixed charges
  and preferred share
  dividends                                    1.75                1.66                1.47                1.85
                               ====================  ==================  ==================  ==================
Ratio of earnings to
  fixed charges                                1.80                1.66                1.47                1.85
                               ====================  ==================  ==================  ==================